UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)
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Filed by a Party other than the Registrant    ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12
APOLLO ENDOSURGERY, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

APOLLO ENDOSURGERY, INC.
1120 S. Capital of Texas Highway
Building 1, Suite 300
Austin, Texas 78746
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 14, 2022
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of stockholders of Apollo Endosurgery, Inc., a Delaware corporation. The meeting will be held on Tuesday, June 14, 2022 at 9:00 a.m. local time at 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746 for the following purposes:
1.To elect the two Class II nominees named herein to our Board of Directors to hold office until the 2025 annual meeting of stockholders.
2.To ratify the selection by our Audit Committee of Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2022.
3.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the proxy statement accompanying this notice.
The record date for the Annual Meeting is April 20, 2022. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on
Tuesday, June 14, 2022 at 9:00 a.m. local time at
1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746.
The proxy statement and annual report to stockholders are available at www.apolloendo.com. We have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board of Directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

By Order of the Board of Directors

/s/ Jeffrey Black
Jeffrey Black
Secretary
Austin, Texas
April 25, 2022

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must follow the instructions from your broker, bank or other agent. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum, and avoid added solicitation costs.

APOLLO ENDOSURGERY, INC.
1120 S. Capital of Texas Highway
Building 1, Suite 300
Austin, Texas 78746
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
Tuesday, June 14, 2022
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
All references to “Apollo,” “we,” “us” or “our” in this proxy statement mean Apollo Endosurgery, Inc. and its consolidated subsidiaries.
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Apollo Endosurgery, Inc. (sometimes referred to as the “Company” or “Apollo”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 28, 2022 to all stockholders of record entitled to vote at the annual meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after May 9, 2022.
How do I attend the Annual Meeting?
The Annual Meeting will be held on Tuesday, June 14, 2022 at 9:00 a.m. local time at 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746. Directions to the Annual Meeting may be found at www.apolloendo.com. Information on how to vote in person at the Annual Meeting is discussed below.
Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum, avoid added solicitation costs, and protect the health and safety of our employees, advisors and other stockholders. Information on how to submit a proxy to vote your shares in advance of the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 20, 2022 will be entitled to vote at the Annual Meeting. On this record date, there were 40,157,526 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 20, 2022, your shares are registered directly in your name with our transfer agent, Nevada Agency and Transfer Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 20, 2022, your shares are held not in your name but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are two matters scheduled for a vote:
•Proposal No. 1 - To elect the two Class II nominees named herein to our Board of Directors to hold office until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal; and
•Proposal No. 2 - To ratify the selection by our Audit Committee of Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2022.
As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the Annual Meeting.
What if another matter is properly brought before the Annual Meeting?
Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
For each of the matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, or through the Internet or vote by proxy using the proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.
•To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•To vote over the telephone, dial toll-free 1-866-230-6432 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 13, 2022 to be counted.
•To vote through the Internet, go to www.proxypush.com/APEN to complete an electronic proxy card. You will be asked to provide the control number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern Time on June 13, 2022 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 20, 2022.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or in person at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee and you do not provide instructions how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal No. 1 without your instructions, but may vote your shares on Proposal No. 2 even in the absence of your instruction.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable:
•“For” the election of all two Class II nominees for director; and
•“For” the ratification of Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2022.
If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, we may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Broadridge Financial Solutions, Inc. will be paid its customary fee of approximately $7,000, exclusive of printing and mailing fees. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet.
•You may send a timely written notice that you are revoking your proxy to our Secretary at Apollo Endosurgery, Inc., 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746.
•You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card, telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by December 26, 2022, to our Secretary at 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746.
If you wish to submit a proposal (including a director nomination) at the 2023 annual meeting that is not to be included in next year’s proxy materials (including because the proposal was not timely submitted for inclusion pursuant to Rule 14a-8), you must provide specified information as required in our Amended and Restated Bylaws in writing to our corporate Secretary at the address above no earlier than the close of business on February 14, 2023, nor later than the close of business on March 16, 2023; provided, however, that if our 2023 annual meeting is held before May 15, 2023, or after August 23, 2023, notice by the stockholder to be timely must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
In addition to satisfying the foregoing requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 15, 2023.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count votes “For” and “Against,” abstentions and, if applicable, broker non-votes.

What are “broker non-votes”?
As discussed above, brokerage firms, banks, and other nominees have discretionary voting power over “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. When a beneficial owner of such shares held in “street name” does not give instructions to the broker, bank, or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares and such shares are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” and we therefore expect broker non-votes in connection with those proposals. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present and entitled to vote or votes cast. Therefore, a broker non-vote will make a quorum more readily available to attain but will not otherwise affect the outcome of the vote on any proposal.
How many votes are needed to approve each proposal?
On each matter to be voted upon, stockholders have one vote for each share of our common stock owned as of April 20, 2022. Votes will be counted by the inspector of election. The following table summarizes vote requirements and the effect of abstentions and broker non-votes:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	To elect two Class II directors	FOR votes exceed the number of shares voted AGAINST	None	None(1)
2	To ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2022	FOR votes exceed the number of shares voted AGAINST	None	Not applicable
(1) This proposal is considered to be a “non-routine” matter. Accordingly, if you hold your shares of common stock in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker, bank, or other agent does not have discretionary authority to vote your shares on this proposal.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of our then outstanding shares of the common stock entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 40,157,526 shares outstanding and entitled to vote.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will have no effect on the outcome of the vote for Proposals Nos. 1 and 2. However, brokers will have discretionary authority to vote on Proposal No. 2. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board is divided into three classes. Each class has a three-year term. Vacancies on our Board may be filled only by persons elected by a majority of the remaining directors then in office. A director elected to the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified, subject to their earlier resignation or removal. There are currently no vacancies on our Board to be filled.
Our Board has nominated for election at the Annual Meeting R. Kent McGaughy, Jr. and Jeannette Bankes to hold office until the 2025 annual meeting of stockholders, or until his or her successor is elected and qualified, subject to such director’s earlier resignation or removal. Each of the nominees currently serves as a Class II director on our Board. R. Kent McGaughy, Jr. was previously elected by Apollo’s stockholders. Jeannette Bankes was appointed on March 29, 2022 by our Board to fill an existing vacancy. We encourage directors and nominees for directors to attend the Annual Meeting. All of our directors who served on our Board in 2021 attended the 2021 Annual Meeting of Stockholders.
In accordance with our Amended and Restated Bylaws, directors are elected if they receive more “For” votes from our stockholders present in person or represented by proxy and entitled to vote on the matter than “Against” votes. If the votes cast “For” an incumbent director do not exceed the number of “Against” votes, such incumbent director shall promptly tender his resignation to the Board. Our Nominating and Corporate Governance Committee will then review the circumstances surrounding the “Against” vote and promptly make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. Our Board will act on our Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety days from the date of certification of the stockholder vote.
Set forth below is certain information for each nominee and each director as of April 20, 2022.

Name	Age	Position(s)
David C. Pacitti	56	Class I director
William D. McClellan, Jr.	62	Class I director
Julie Shimer, Ph.D.	69	Class I director
R. Kent McGaughy, Jr.	50	Class II nominee
Jeannette Bankes	51	Class II nominee
Charles McKhann	53	Class III director
Rick Anderson	61	Class III director
John Barr	65	Class III director
CLASS II DIRECTOR NOMINEES
Our Nominating and Corporate Governance Committee and our Board seek to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, our Board has identified and evaluated nominees in the broader context of our Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that our Board views as critical to effective functioning of our Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led our Board to believe that that nominee should continue to serve on our Board. However, each of the members of our Board may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for our Board, and these views may differ from the views of other members.

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led our Board to recommend that person as a nominee for director, as of the date of this proxy statement.
R. Kent McGaughy, Jr. Since January 2012, Mr. McGaughy has served as a member of our Board. Since 2005, Mr. McGaughy has served as a Managing Director at CPMG, Inc., a private investment firm, where he is a founding stockholder. Mr. McGaughy currently serves on the Board of Directors of Reata Pharmaceuticals Inc. and InstilBio. He holds a B.A. from The University of Texas (Plan II Honors, Summa Cum Laude and is a member of Phi Beta Kappa) and an M.B.A. from Harvard Business School. We believe Mr. McGaughy’s qualifications to serve on our Board include his extensive leadership as an investor in the medical technologies industry and his financial expertise.
Jeannette Bankes. Since March 29, 2022, Ms. Bankes has served as a member of our Board. Since March 2019, Ms. Bankes has served as the President and General Manager of the Global Surgical Franchise at Alcon AG, a medical company specializing in eye care products. Prior to joining Alcon, Ms. Bankes served in leadership positions across multiple divisions and functions at Boston Scientific Corporation, a medical device manufacturer, from August 2004 to March 2019 including most recently as General Manager, Urology and Pelvic Health. Prior to joining Boston Scientific, Ms. Bankes also worked for Merck & Co., a multinational pharmaceutical company, for 12 years. Ms. Bankes holds a B.S. from Kutztown University. We believe Ms. Bankes’ qualifications to serve on our Board include her diverse experience in management positions in the biotechnology industry.
THE BOARD RECOMMENDS A VOTE IN FAVOR OF EACH NAMED CLASS II NOMINEE.
CONTINUING DIRECTORS
Class III Directors Continuing in Office until the 2023 Annual Meeting
Charles McKhann. Since March 2021, Charles (Chas) McKhann has served as our Chief Executive Officer and President and a member of the Board of Directors. From October 2017 to November 2018, Mr. McKhann served as Chief Commercial Officer at ROX Medical, Inc., a medical device company. From July 2016 to April 2017, he served as Chief Commercial Officer of Torax Medical, Inc., a medical device company (acquired by Johnson & Johnson in February 2017). From January 2015 to July 2016, he served as Chief Commercial Officer of Intersect ENT, Inc., a publicly traded medical device company. In addition, from September 2012 to March 2021, he served as Managing Director of Vernon Consulting, Inc. Previously, Mr. McKhann was a strategy consultant at McKinsey & Company, a management consulting company. Mr. McKhann holds a B.A. in Political Sciences and Economics and an M.B.A. from Stanford University. We believe Mr. McKhann’s qualifications to serve on our Board include his position as our Chief Executive Officer and President and his extensive leadership experience in our industry.
Rick Anderson. Since October 2013, Mr. Anderson has served as a member of our Board. Since January 2018, Mr. Anderson has served as the Chairman of Revival Healthcare Capital, a private investment firm. From 2008 to January 2018, Mr. Anderson served as a Managing Director at PTV Healthcare Capital, a venture capital and private equity firm specializing in the healthcare and life sciences industries. Since 2008, Mr. Anderson has served as the Chairman of the Board of Directors for Cardiva Medical, Inc., a privately held medical device company. From September 2018 to October 2019, Mr. Anderson served as CEO and Chairman of the Board of Directors of ConvaTec Group Plc, a publicly traded medical products and technologies company. From 2008 to December 2014, Mr. Anderson served as a director of Intersect ENT, Inc., a publicly traded medical device company. Mr. Anderson holds a B.B.A. in Marketing from Mississippi State University. We believe Mr. Anderson’s qualifications to serve on our Board include his extensive industry knowledge and leadership experience as an executive for various medical device companies.

John Barr. Since March 2019, Mr. Barr has served as a member of our Board. Since January 2018, Mr. Barr has served as an Operating Partner for Altamont Capital Partners, a private equity firm. From October 2014 through August 2017, Mr. Barr served as the chief executive officer of Surgical Specialties, Inc., a manufacturer of surgical instruments. From May 2012 through August 2013, Mr. Barr served as the President, Global Surgical at Bausch & Lomb Holdings Incorporated, an eye health products company. Mr. Barr previously served on the Board of Directors of Valeritas Holdings Inc., a medical technology company focused on the treatment of diabetes. Mr. Barr holds a B.S. in Bioengineering from the University of Pennsylvania and an M.B.A. from Northwestern University. We believe Mr. Barr’s qualifications to serve on our Board include his extensive leadership experience in the medical device and surgical products industries.
Class I Directors Continuing in Office until the 2024 Annual Meeting
David C. Pacitti. Since November 2017, Mr. Pacitti has served as a member of our Board. Since 2015, Mr. Pacitti has served as the President of Siemens Medical Solutions USA, Inc. and Head of the Americas, Siemens Healthineers where he is responsible for leading the marketing, sales, service, and support functions in North America and Latin America, across the entire Healthineers portfolio, including medical imaging, laboratory diagnostics, therapy solutions, and services. From February 2006 to October 2015, Mr. Pacitti was with Abbott Vascular, a division of Abbott Laboratories, in a variety of commercial leadership roles. He serves as a member of the Board of Directors of the Advanced Medical Technology Association (AvaMed), the University City Science Center in Philadelphia, PA, the National Electrical Manufacturers Association (NEMA), and the Siemens Foundation. He is also a member of the CEO Council for Growth at the Chamber of Commerce for Greater Philadelphia, as well as the Children’s Hospital of Philadelphia Corporate Council, the GAVS Customer Advisory Board, the Medical University of South Carolina (MUSC) President’s Advisory Council and the NextGen Advisory Board for the University of Missouri. Mr. Pacitti received a B.A. in Economics from Villanova University. We believe Mr. Pacitti’s qualifications to serve on our Board include his extensive commercial expertise and medical device leadership experience.
William D. McClellan, Jr. Since May 2014, Mr. McClellan has served as a member of our Board. Since January 2018, Mr. McClellan has served as the Chief Financial Officer of Aerin Medical Inc. Since April 2016, Mr. McClellan has served as a financial management consultant to healthcare and life sciences companies, serving as the managing member of Goodwater Consulting, LLC. From June 2004 until June 2016, Mr. McClellan was the Chief Financial Officer and Executive Vice President, Finance at On-X Life Technologies Holdings, Inc., a medical device manufacturer. He currently serves on the Board of Directors of Reata Pharmaceuticals, Inc., a publicly-traded pharmaceutical company, and chairs its audit committee. Mr. McClellan received a B.B.A. in accounting from Abilene Christian University and is a Certified Public Accountant. We believe that Mr. McClellan is qualified to serve on our Board due to his extensive finance and accounting expertise in the medical device industry and as a certified public accountant.
Julie Shimer, Ph.D. Since May 2018, Dr. Shimer has served as a member of our Board. Dr. Shimer is currently a private investor and has 30 years of product development experience, including many years with major communications companies. Dr. Shimer currently serves on the Board of Directors of Avanos Medical, Inc. (formerly Halyard Health, Inc.), a medical technology company and Masimo Corp., a medical technology company, as well as two non-profit organizations. From 2017 to 2020, Dr. Shimer served on the Board of Directors of Windstream Holdings, Inc., a voice and data network communications company. From 2007 to 2019, Dr. Shimer served on the Board of Directors of Netgear, Inc. and from 2013 to 2017, she served on the Board of Directors of Earthlink Holdings Corp. prior to its merger with Windstream. Dr. Shimer holds an M.S. and Ph.D. in Electrical Engineering from Lehigh University and a B.S. in Physics from Rensselaer Polytechnic Institute. We believe Dr. Shimer’s qualifications to serve on our Board include her industry knowledge and public company board experience.

PROPOSAL 2
TO RATIFY THE SELECTION BY OUR AUDIT COMMITTEE OF MOSS ADAMS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022
Our Audit Committee has selected Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2022 and has further directed that management submit the selection of Moss Adams LLP for ratification by the stockholders at the Annual Meeting. Representatives of Moss Adams LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the selection of Moss Adams LLP as our independent registered public accounting firm. However, our Audit Committee is submitting the selection of Moss Adams LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and those of our stockholders.
“For” votes exceed the number of shares voted “Against” from holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting that cast votes is required to ratify the selection of Moss Adams LLP. Abstentions and broker non-votes will count towards a quorum, but will have no effect on the outcome of this Proposal 2. However, if you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker, bank, or other agent has discretionary authority to vote your shares on this proposal.
Change in Auditor
On June 25, 2020, the Audit Committee dismissed KPMG LLP (“KPMG”) and approved the appointment of Moss Adams LLP to serve as our independent registered public accounting firm for the year ending December 31, 2021. KPMG served as our independent registered public accounting firm for the year ended December 31, 2019. Representatives of KPMG are not expected to be present at the Annual Meeting, and as such, will not be available to respond to any questions.
The audit reports of KPMG on our consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2018 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:
KPMG’s report on the consolidated financial statements as of and for the years ended December 31, 2019 and 2018, contained a separate paragraph stating “As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, cash flow deficits and debt covenant violations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.”
During the fiscal years ended December 31, 2019 and December 31, 2018 and through the date of dismissal, June 25, 2020, there were no: (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG would have caused KPMG to make reference thereto in its reports on the consolidated financial statements for such years, or (ii) reportable events (as described in Item 304(a)(1)(v) of Regulation S-K), except that KPMG advised management of a material weakness as of December 31, 2018 related to the transition in-house of the sales order to cash process (which includes revenue and accounts receivable) from a third-party service provider, where our risk assessment was not sufficient, and therefore ineffective, to ensure controls were designed and implemented to respond to the risks in the transition and sufficient resources were not available to implement the transition in the requisite timeframe. Additionally, the communication of objectives and responsibilities for internal controls related to the transition was insufficient, and therefore ineffective. As a result, KPMG identified control deficiencies over the verification of sales orders including price change approvals, the approval of credit memos and the verification of the application of cash to individual customer account balances.

In June 2020, our Audit Committee approved the appointment of Moss Adams LLP to serve as our independent registered public accounting firm, commencing for the fiscal year ended December 31, 2020. During the fiscal years ended December 31, 2019 and December 31, 2018 and through June 25, 2020, neither we nor anyone on our behalf consulted Moss Adams LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, nor did Moss Adams LLP provide a written report or oral advice to us that Moss Adams LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issues; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).
We provided KPMG with a copy of the foregoing disclosures, which were previously included in a Current Report on Form 8-K dated June 25, 2020 (the “Current Report”), prior to the time such report was filed with the SEC. We requested that KPMG furnish a letter addressed to the SEC stating whether or not it agrees with the statements made in the Current Report. A copy of KPMG’s letter, dated July 1, 2020, was attached as Exhibit 16.1 to the Current Report and confirmed that they agreed with the statements we made in the Current Report as they relate to their firm.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us for the years ended December 31, 2021 and 2020, by Moss Adams LLP, our principal accountant.

	Year Ended December 31,
	2021	2020
	(in thousands)
Audit Fees	$504	$339
Total Fees	$504	$339
All fees described above were pre-approved by the Audit Committee.
We furnished the foregoing disclosure to Moss Adams LLP.
Prior Principal Accountant Fees and Services
The following table represents aggregate fees billed to us for the year ended December 31, 2021 and 2020, by KPMG, our previous principal accountant.

	Year Ended December 31,
	2021	2020
	(in thousands)
Audit Fees	$112	$64
Tax Fees (1)	—	38
Total Fees	$112	$102
(1) Tax fees consist of fees for tax consultation and compliance services.
All fees described above were pre-approved by the Audit Committee.
We furnished the foregoing disclosure to KPMG.
Pre-Approval Policies and Procedures
Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

Our Audit Committee has determined that the services other than audit services rendered by Moss Adams LLP during the fiscal year ended December 31, 2021 are compatible with maintaining the principal accountant’s independence.
THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under The Nasdaq Stock Market LLC (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board must qualify as “independent,” as affirmatively determined by the Board. Our Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, our Board has affirmatively determined that all our directors and nominees, with the exception of Charles McKhann, our Chief Executive Officer and President, are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, our Board found that none of these directors or nominees for director had a material or other disqualifying relationship with Apollo.
Our Board considered the relationships between such directors and certain of our investors and determined that such relationships did not affect such directors’ independence under Nasdaq listing standards, or, where applicable, under SEC rules.
Board Leadership Structure
Our Board has an independent Chairman who has authority, among other things, to preside over Board meetings, including meetings of stockholders, and shall have such powers and duties as may, from time to time, be assigned by the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. We believe that separation of the Chairman and Chief Executive Officer positions reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in our best interests and those of our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of our Board as a whole.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Board received regular updates from the management team on the COVID-19 pandemic and has been, and continues to be, involved in decisions related to the impact of the COVID-19 pandemic on our business. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with certain legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Management periodically reports to the Board or relevant committee, which provides guidance on risk assessment and mitigation. Each committee charged with risk oversight reports to the Board on such matters. While our full Board of Directors has overall responsibility for evaluating key business risks, its committees monitor and report to our Board of Directors on certain risks. Our Audit Committee monitors our major financial, accounting, legal, compliance, investment, tax, cybersecurity and data privacy risks, and the steps our management has taken to identify and control these exposures, including by reviewing and setting guidelines, internal controls, and policies that govern the process by which risk assessment and management is undertaken. Our Audit committee also monitors compliance with legal, regulatory, and ethical compliance programs, and directly supervises our internal audit function.

Meetings of the Board of Directors
Our Board met five times during 2021. Each Board member in 2021 attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served held during the portion of the year for which he or she was a director or committee member.
As required under applicable Nasdaq listing standards, in 2021, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.
Information Regarding Committees of the Board of Directors
Our Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Apollo.
The following table provides our committee membership for each Board committee.

Name	Audit	Compensation	Nominating and Corporate Governance
Charles McKhann (1)	—	—	—
Rick Anderson	—	—	X*
Jeannette Bankes (2)	—	—	—
William D. McClellan, Jr.	X*	—	—
R. Kent McGaughy, Jr.	X	X	—
David C. Pacitti	—	—	X
Bruce Robertson, Ph.D. (3)	—	X	—
Julie Shimer, Ph.D.	—	X*	—
John Barr	X	—	X
Total meetings in 2021	8	5	4
* Committee Chairperson
(1) Mr. McKhann was appointed to our Board of Directors in March 2021 in connection with his concurrent appointment as our Chief Executive Officer and President.
(2) Ms. Bankes was appointed to our Board of Directors in March 2022 to fill an existing vacancy.
(3) Dr. Robertson was a member of the compensation committee until he resigned in February 2022.
Audit Committee
The Audit Committee was established by our Board to oversee our corporate accounting and financial reporting processes and audits of our financial statements. The Audit Committee’s responsibilities include, among other things:
•appointing our independent registered public accounting firm;
•evaluating the qualifications, independence and performance of our independent registered public accountants;
•reviewing and approving the audit and non-audit services to be performed by the independent registered public accountants;
•reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and our critical accounting policies;
•conferring with management and the independent registered public accountants regarding the effectiveness of internal control over financial reporting;
•discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

•reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•reviewing and approving transactions between us and any related persons; and
•reviewing and evaluating, at least annually, the performance of the audit committee and its members including compliance of the audit committee with its charter.
The Audit Committee is currently comprised of three directors: Messrs. McClellan, Barr, and McGaughy. Mr. McClellan serves as the Chair of the Audit Committee. Our Board has adopted a written Audit Committee charter that is publicly available in the corporate governance section of our website at www.apolloendo.com.
Our Board reviews the definition of independence for Audit Committee members on an annual basis and has determined that Messrs. McClellan, Barr, and McGaughy satisfy the independence standards for such committee established by Rule 10A-3 under the Exchange Act, and other SEC and Nasdaq listing standards, as applicable, including Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards.
Our Board has also determined that Mr. McClellan qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. Our Board made a qualitative assessment of Mr. McClellan’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer.
Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021.
Mr. William D. McClellan, Jr.
Mr. John Barr
Mr. R. Kent McGaughy, Jr.
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
The Compensation Committee is currently comprised of two directors: Dr. Shimer and Mr. McGaughy. Dr. Shimer serves as the Chair of the Compensation Committee. Dr. Shimer and Mr. McGaughy are both independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). Our Board has adopted a written Compensation Committee charter that is available to stockholders in the corporate governance section of our website at www.apolloendo.com.
The Compensation Committee of the Board acts on behalf of the Board to review, recommend for adoption and oversee our compensation strategy, policies, plans and programs, including:
•establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;
•review and recommend to the Board for approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer and the other executive officers and directors; and

•administration of our equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plans and programs.
Each year, our Compensation Committee reviews with management our executive compensation tables and accompanying narrative disclosure and considers whether to recommend that it be included in proxy statements and other filings.
Compensation Committee Processes and Procedures
Our Compensation Committee met five times in 2021. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and the Vice President of Human Resources. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of our Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising our Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
In 2021, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, Apollo’s Compensation Committee engaged Compensia, Inc., and subsequently FW Cook beginning in October 2021 as compensation consultants. Compensia and FW Cook were selected because they are both a well-known and respected national compensation consulting firm that commonly provides information, recommendations and other executive compensation advice to compensation committees and management. Compensia, and then subsequently FW Cook at the end of 2021, developed recommendations that were presented to the Compensation Committee and ultimately, the Board for consideration. In 2021, the Compensation Committee requested that Compensia and FW Cook:
•evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and
•assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of our Board (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting candidates for election to our Board, making recommendations to our Board regarding the membership of the committees of the Board, assessing the performance of management and our Board.
The Nominating and Corporate Governance Committee is comprised of three directors: Messrs. Barr, Anderson, and Pacitti. Mr. Anderson serves as Chair of the Nominating and Corporate Governance Committee. All members of our Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). Our Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders in the corporate governance section of our website at www.apolloendo.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. Our Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, our Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, our Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given our current needs and the needs of our Board, to maintain a balance of knowledge, experience and capability.
Our board of directors is also committed to a diverse board, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences in considering nominees to the board of directors. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints and diversity with respect to professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.
Board Diversity
The Board Diversity Matrix, below, provides the diversity statistics for our Board.

Board Diversity Matrix (As of March 31, 2022)
Total Number of Directors	8
	Female	Male
Part I: Gender Identity
Directors	2	6
Part II: Demographic Background
White	2	6
In the case of incumbent directors whose terms of office are set to expire, our Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, our Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to director candidates recommended by stockholders. Our Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Stockholder Communications with the Board of Directors
The Board desires that the views of our stockholders be heard by the Board, its committees or individual directors, as applicable, and that appropriate responses be provided to stockholders on a timely basis. Stockholders wishing to formally communicate with the Board, any committee of the Board, the independent directors as a group or any individual director may send communications directly to us at Apollo Endosurgery, Inc. 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746, Attention: Corporate Secretary. All clearly marked written communications, other than unsolicited advertising or promotional materials, are logged and copied, and forwarded to the director(s) to whom the communication was addressed. Please note that the foregoing communication procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.
Code of Ethics
In February 2017, we adopted the Amended and Restated Code of Business Conduct and Ethics that applies to all officers, directors, employees and agents. The Amended and Restated Code of Business Conduct and Ethics is available in the corporate governance section of our website at www.apolloendo.com. If we make any substantive amendments to the Amended and Restated Code of Business Conduct and Ethics or grant any waiver from a provision of the Amended and Restated Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Hedging Policy
We generally do not permit our Board of Directors, executive officers, and employees to engage in the trading of derivative securities, short sales, transactions in put or call options, hedging transactions, pledges, holding equity securities in margin accounts or other inherently speculative transactions relating to our equity securities.

EXECUTIVE OFFICERS
The following table sets forth information about our executive officers as of April 20, 2022.

Name	Age	Position(s)
Charles McKhann	53	Chief Executive Officer and President
Jeffrey Black	53	Chief Financial Officer and Secretary
Christopher Gostout, M.D.	71	Chief Medical Officer
Mike Gutteridge	46	Vice President, International Sales and Marketing
John Molesphini	64	Executive Vice President, Operations
Charles McKhann’s biography is included under the section titled “Continuing Directors”.
Jeffrey Black. Since August 2021, Mr. Black has served as our Chief Financial Officer. From March 2017 to April 2021, Mr. Black served as Executive Vice President and Chief Financial Officer of Alphatec Holdings, Inc., a medical technology company. From September 2015 to March 2017, he served as Chief Financial Officer of Applied Proteomics, Inc, a non-invasive, proteomics-based diagnostics company. From April 2014 to September 2015, he served as Chief Financial Officer of AltheaDx, a pharmacogenetics diagnostics company. Mr. Black is a Certified Public Accountant (inactive) and is a member of the Board of Directors of Cellana, Inc., an algae bioproducts company. Mr. Black received his B.S. in Business from the University of Arizona.
Dr. Christopher J. Gostout, M.D. Since January 2017, Dr. Gostout has served as the Chief Medical Officer of Apollo. Between August 2013 and December 31, 2016, Dr. Gostout served as a consultant to Apollo. From 1983 to 2016, Dr. Gostout served in the Mayo Clinic in the Division of Gastroenterology and Hepatology. From 2005 to December 2016, he maintained a joint appointment in the Department of Surgery. In July 2000, he became a Professor of Medicine in the Mayo Clinic College of Medicine and the Director of the Developmental Endoscopy and Research Unit in 1998. Dr. Gostout holds a B.S. in Biology from Villanova University and a M.D. from the State University of New York Downstate Medical Center.
Mike Gutteridge. Since March 2016, Mike Gutteridge has served in numerous leadership roles at Apollo, including most recently as Vice President of International Sales and Marketing since December of 2017. Prior to that role, Mr. Gutteridge served as our Vice President of Sales and Marketing for Europe, Middle East, and Africa. Prior to that role, Mr. Gutteridge held a Senior Leadership position within Smith and Nephew and ArthroCare and now has 28 years of healthcare experience, 20 of which have been within medical devices.
John Molesphini. Since April 2018, Mr. Molesphini has served as Executive Vice President, Operations of Apollo. From January 2011 to April 2018, Mr. Molesphini served as Vice President, Manufacturing Engineering for ArthroCare Corporation, a medical devices company. Mr. Molesphini holds a B.S. in Management Engineering from Rensselaer Polytechnic Institute and an M.B.A. from the University of Michigan.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of February 28, 2022 by:
•each director and nominee for director;
•each of our named executive officers;
•each stockholder known by us to be beneficial owners of more than 5% of outstanding common stock; and
•all of our current directors and executive officers as a group.
The table is based upon information supplied by officers, directors, and principal stockholders and Schedule 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 39,625,266 shares outstanding on February 28, 2022, adjusted as required by rules promulgated by the SEC. In addition, certain of our greater than 5% stockholders hold 6.0% Convertible Debentures due 2026 (the “Convertible Debentures”) and/or pre-funded warrants to purchase shares of common stock which are subject to beneficial ownership limitations of 4.99%, 9.99% or 19.99%, as applicable. Reported beneficial ownership for such stockholders includes shares of common stock that each stockholder has the right to acquire under its Convertible Debentures and/or warrants within 60 days of February 28, 2022, subject to individual beneficial ownership limitations. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder. Unless otherwise indicated, the address for each beneficial owner is c/o Apollo Endosurgery, Inc., 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percentage of Total
5% Stockholders
Entities affiliated with CPMG, Inc. (1)	6,103,880	14.6%
Entities affiliated with Nantahala Capital Management, LLC (2)	3,987,693	9.9
Entities and persons affiliated with Neil Gagnon (3)	3,842,382	9.6
Laurence Lytton (4)	3,826,182	9.0
Stonepine Capital L.P. (5)	3,194,106	7.8
Soleus Capital Master Fund, L.P. (6)	2,295,100	5.8
Directors and Executive Officers
Charles McKhann (7)	343,234	*
Todd Newton (8)	267,176	*
Rick Anderson (9)	95,372	*
John Barr (10)	71,823	*
William D. McClellan, Jr. (11)	84,248	*
R. Kent McGaughy, Jr. (1)	6,103,880	14.6
David C. Pacitti (12)	59,439	*
Julie Shimer, Ph.D. (13)	70,603	*
Jeannette Bankes	—	*
Jeffrey Black (14)	65,000	*
John Molesphini (15)	143,447	*
Stefanie Cavanaugh (16)	175,222	*
Christopher Gostout, M.D. (17)	246,500	*
Mike Gutteridge (18)	90,815	*
All current executive officers and directors as a group (12 persons) (19)	7,374,361	17.3%
* Represents less than 1% of outstanding shares of our common stock.

(1)Amount includes (i) 523,288 shares of common stock held by Curlew Fund, LP and 146,577 shares of common stock that the Curlew Fund, LP has the right to acquire upon the conversion of Convertible Debentures; (ii) 45,594 shares of common stock held by Crested Crane Fund, LP; (iii) 2,168,864 shares of common stock held by Roadrunner Fund, LP and 1,465,770 shares of common stock that Roadrunner Fund, LP has the right to acquire upon the conversion of Convertible Debentures; (iv) 400,675 shares of common stock held by Mallard Fund, LP; (v) 63,671 shares of common stock held by Kestrel Fund, LP.; and (vi) 703,133 shares of common stock held by Killdeer Fund, LP and 586,308 shares of common stock that Killdeer Fund LP has the right to acquire upon the conversion of Convertible Debentures (collectively, the “CPMG Entities”). The Convertible Debentures held by the applicable CPMG Entities may not be converted to the extent that CPMG Entities and affiliated persons or entities would beneficially own more than 19.99% of our common stock outstanding immediately after giving effect to the conversion. CPMG, Inc. is the general partner of each CPMG Entity and has voting and investment control over the shares beneficially owned by the CPMG Entities. R. Kent McGaughy, Jr., a member of our Board of Directors, is the sole shareholder and managing director of CPMG, Inc. and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by the CPMG Entities. Mr. McGaughy disclaims beneficial ownership of the securities beneficially owned by the CPMG Entities except to the extent of any pecuniary interest therein. The address of the CPMG Entities is c/o CPMG, Inc., 2000 McKinney, Suite 2125, Dallas, Texas 75201.
(2)Amounts include 3,696,106 shares of common stock held by managed funds and/or separate accounts affiliated with Nantahala Capital Management, LLC and 291,587 shares that Nantahala and affiliates have the right to acquire upon the conversion of Convertible Debentures. The Convertible Debentures may not be converted to the extent that Nantahala Capital Management, LLC and/or its managed funds and/or separate accounts would beneficially own more than 9.99% of our shares of common stock outstanding immediately after giving effect to the conversion. A pre-funded warrant issued in July 2020 held by Nantahala Capital Management, LLC and/or its managed funds and/or separate accounts may not be exercised to the extent that Nantahala Capital Management, LLC and/or its managed funds and/or separate accounts would beneficially own more than either 4.99% or 9.99% (depending on the managed fund and/or separate account) of our shares of common stock outstanding immediately after giving effect to the exercise. As a result, the figures presented above do not include 1,174,186 shares that Nantahala Capital Management, LLC and/or its managed funds and/or separate accounts have the right to acquire upon the conversion of the Convertible Debentures and 11,200,000 shares that Nantahala Capital Management, LLC and/or its managed funds and/or separate accounts have the right to acquire upon the exercise of the pre-funded warrant. Nantahala Capital Management, LLC is a registered investment adviser and has been delegated the legal power to vote and/or direct the disposition of such shares as a general partner or investment manager and would be considered the beneficial owner of such shares. The above shall not be deemed to be an admission by the record owners that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the reported shares. The address of Nantahala Capital Management, LLC and the affiliated funds and separately managed accounts is c/o Nantahala Capital Management, LLC, 130 Main St., 2nd Floor, New Canaan, Connecticut 06840.

(3)Mr. Gagnon and affiliated entities may be deemed to have voting and dispositive power with respect to 3,402,649 shares of common stock and 439,733 shares that Mr. Gagnon and affiliated entities have the right to acquire upon the conversion of Convertible Debentures. The Convertible Debentures held by Mr. Gagnon and affiliated persons or entities may not be converted to the extent that Mr. Gagnon and affiliated persons or entities would beneficially own more than 19.99% of our shares of common stock outstanding immediately after giving effect to the conversion. Mr. Gagnon is the managing member and principal owner of Gagnon Securities LLC, an investment manager for several customer accounts, foundations, partnerships and trusts (the “Accounts”). Mr. Gagnon and Gagnon Securities LLC may be deemed to share voting and dispositive power with respect to shares of common stock held by the Accounts, including the affiliated entities described above. Mr. Gagnon and Gagnon Securities LLC each expressly disclaims beneficial ownership of all securities held by the Accounts. Mr. Gagnon is also the chief executive officer of Gagnon Advisors, LLC, an investment manager to Gagnon Investment Associates, LLC (“GIA”), which may be deemed to share voting and dispositive power with respect to certain shares of common stock held by GIA. Mr. Gagnon and Gagnon Securities LLC each expressly disclaims beneficial ownership of all securities held by GIA. The address of Mr. Gagnon, Gagnon Investment Associates, LLC and the Accounts is c/o Gagnon Securities, LLC, 1370 Avenue of the Americas, 26th Floor, New York, New York 10019.
(4)Mr. Lytton has sole voting and dispositive power over 3,826,182 shares of common stock, which includes 733,566 shares held by Mr. Lytton, 1,920,000 shares that Mr. Lytton has the right to acquire upon the exercise of the pre-funded warrant issued in July 2020 and 1,172,616 shares that Mr. Lytton has the right to acquire upon the conversion of Convertible Debentures. The Convertible Debentures and pre-funded warrants issued in July 2020 held by Mr. Lytton may not be converted or exercised, as applicable, to the extent that Mr. Lytton would beneficially own more than 9.99% of our shares of common stock outstanding immediately after giving effect to the conversion or exercise. The address of Mr. Lytton is 467 Central Park West, New York, New York 10025.
(5)Amount includes 1,690,140 shares of common stock held by Stonepine Capital, L.P., 624,504 shares that Stonepine Capital L.P. has the right to acquire upon the exercise of the pre-funded warrant issued in July 2020, and 879,462 shares that Stonepine Capital, L.P. has the right to acquire upon conversion of Convertible Debentures. The Convertible Debentures and the pre-funded warrant issued in July 2020 may not be converted or exercised, as applicable, to the extent that Stonepine Capital, L.P. and its affiliated entities would beneficially own more than 9.99% of our shares of common stock outstanding immediately after giving effect to such conversion or exercise. Stonepine Capital Management LLC is the general partner and investment advisor of investment funds, including Stonepine Capital, L.P., and controls its investment and voting decisions. Jon M. Plexico and Timothy P. Lynch share voting and dispositive power over the securities beneficially owned by Stonepine Capital, L.P. Each of Mr. Plexico and Mr. Lynch disclaims beneficial ownership of the shares beneficially owned by Stonepine Capital, L.P. except to the extent of any pecuniary interest therein. The address of Stonepine Capital, L.P. is c/o Stonepine Capital Management, LLC, 919 NW Bond Street, Suite 204, Bend, Oregon 97703.
(6)This information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2022. Amount includes 2,295,100 shares of common stock held by Soleus Capital Master Fund, L.P. Soleus Capital, LLC is the sole general partner of the Master Fund and holds voting and dispositive power over the shares held by the Master Fund. Mr. Guy Levy is the sole managing member of Soleus Capital Group, LLC. Each of Soleus Capital Group, LLC, Soleus Capital, LLC and Mr. Guy Levy disclaims beneficial ownership of the securities held by the master fund. The address of the Soleus Capital Entities is c/o Soleus Capital Management, L.P, 104 Field Point Road, 2nd floor, Greenwich, Connecticut 06830.
(7)Consists of (i) 113,368 shares held directly and (ii) 229,866 shares issuable to Mr. McKhann pursuant to stock options exercisable within 60 days of February 28, 2022. Amounts exclude 530,458 shares underlying Mr. McKhann’s performance-based restricted stock units that will vest upon achievement of certain revenue milestones. Mr. McKhann was appointed as our President and Chief Executive Officer in March 2021.
(8)Consists of (i) 140,406 shares held directly and (ii) 126,770 shares that Mr. Newton has the right to acquire upon the conversion of Convertible Debentures. Mr. Newton resigned as our Chief Executive Officer and from our Board of Directors in February 2021.
(9)Consists of 95,372 shares held directly by Mr. Anderson.

(10)Consists of (i) 25,970 shares held directly and (ii) 45,853 shares issuable to Mr. Barr pursuant to stock options exercisable within 60 days of February 28, 2022.
(11)Consists of (i) 23,137 shares held by the William D. McClellan & Jan McClellan CO-TTE McClellan Living Trust U/A and (ii) 61,111 shares issuable to Mr. McClellan pursuant to stock options exercisable within 60 days of February 28, 2022.
(12)Consists of 59,439 shares issuable to Mr. Pacitti pursuant to stock options exercisable within 60 days of February 28, 2022.
(13)Consists of (i) 17,909 shares held directly and (ii) 52,694 shares issuable to Dr. Shimer pursuant to stock options exercisable within 60 days of February 28, 2022.
(14)Consists of 65,000 shares held directly. Mr. Black was appointed as our Chief Financial Officer in August 2021.
(15)Consists of (i) 23,773 shares held directly; (ii) 116,167 shares issuable to Mr. Molesphini pursuant to stock options exercisable within 60 days of February 28, 2022; and (iii) 3,507 shares issuable upon the settlement of vested restricted stock units held by Mr. Molesphini within 60 days of February 28, 2022.
(16)Consists of (i) 42,660 shares held directly; (ii) 124,638 shares issuable to Ms. Cavanaugh pursuant to stock options exercisable within 60 days of February 28, 2022; and (iii) 7,924 shares that Ms. Cavanaugh has the right to acquire upon the conversion of Convertible Debentures. Ms. Cavanaugh stepped down as our Chief Financial Officer in August 2021 to serve as our Vice President of Finance and subsequently resigned in January 2022.
(17)Consists of (i) 36,120 shares held directly; (ii) 207,241 shares issuable to Dr. Gostout pursuant to stock options exercisable within 60 days of February 28, 2022; and (iii) 3,139 shares issuable upon the settlement of vested restricted stock units held by Dr. Gostout within 60 days of February 28, 2022.
(18)Consists of (i) 22,838 shares held directly; (ii) 64,845 shares issuable to Mr. Gutteridge pursuant to stock options exercisable within 60 days of February 28, 2022; and (iii) 3,132 shares issuable upon the settlement of vested restricted stock units held by Mr. Gutteridge within 60 days of February 28, 2022.
(19)Includes current directors and executive officers and nominees to our Board. As such, Mr. Newton’s and Ms. Cavanaugh’s shares of common stock beneficially owned are excluded. For purposes of determining the number of shares beneficially owned by directors, executive officers, and nominees as a group, any shares beneficially owned by more than one director or executive officer are counted only once.

EXECUTIVE COMPENSATION
Apollo Executive Compensation
Our Compensation Committee evaluates the compensation of executive officers and makes recommendations regarding executive compensation to our Board for final approval. This evaluation may also be conducted by the full Board.
The major elements of our compensation program include:
•base salary;
•annual cash bonus incentive opportunities (target bonus) tied mostly to our performance;
•long-term equity based incentive awards, which includes time-vesting or performance-vesting options or restricted stock units;
•retirement benefits through a qualified defined contribution scheme (such as a 401(k) plan in the U.S.); and
•other benefit programs generally available to all U.S. and non-U.S. employees which are customary and appropriate for the country in which the employee is operating.
The Board and our Compensation Committee believes that these elements when combined are effective in achieving the overall objectives of our compensation program.
We provide base salary based on the executive officers’ individual responsibilities and performance. Each named executive officer is generally eligible for annual cash bonuses. The majority of this annual cash bonus is based on our achievement of corporate financial and operational goals for the year. In addition, a lesser percentage of the annual cash bonus is based on individual responsibilities and performance. Long-term incentives in either the form of time-vesting stock options or performance-vesting stock options, or restricted stock units serve to attract and retain key executives and align the longer-term interest of our executive officers and stockholders. Long-term incentives are discretionary.
We structure our annual cash bonus program to reward our executive officers and employees based primarily on company performance (the corporate component) and, to a lesser degree, an assessment of the individual employee’s contribution or performance (the individual component). Our key financial or operational targets form the corporate component, which is reviewed and set annually. The individual component of the total cash bonus is based on an assessment of each individual’s personal performance as evaluated by such individual’s manager or, in the case of the Chief Executive Officer, by our Board. Annual cash incentives (both the corporate component and individual component) are paid at the discretion of our Board.

Summary Compensation Table
The following table shows, for the years ended December 31, 2021 and 2020, compensation awarded to, paid to, or earned by our named executive officers for the fiscal year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)		Stock Awards ($) (1)		Nonequity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Charles McKhann Chief Executive Officer	2021	375,000	—	3,492,791		4,208,304		491,100	(2)	22,432	(6)	8,589,627
Jeffrey Black Chief Financial Officer	2021	156,250	—	908,115		1,738,000		141,525	(3)	7,496	(6)	2,951,386
John Molesphini Executive Vice President, Operations	2021	298,926	—	68,425		83,467		180,503	(4)	23,155	(6)	654,476
Todd Newton Former Chief Executive Officer	2021	70,727	—	202,000	(7)	76,000	(7)	—		475,852	(6)	824,579
	2020	300,581	—	150,978		160,139		170,593		11,463		793,754
Stefanie Cavanaugh (8) Former Chief Financial Officer	2021	305,578	—	68,425		83,467		184,520	(5)	19,424	(6)	661,414
	2020	218,803	—	82,240		87,263		87,341		18,017		493,664
(1)Except with respect to Mr. Newton’s 2021 amounts, the amounts reflect the grant date fair value for option and stock awards granted during 2021 and 2020 in accordance with FASB Topic ASC 718. The assumptions used in the calculation of values of the awards are set forth under Note 13 to our consolidated financial statements titled “Stock Option Plans”, Subsection (b) “Stock Option Activity” in our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts reflect the accounting cost for these equity awards and do not reflect the actual economic value that may be realized by the applicable named executive officers. Compensation for stock options will only be realized to the extent the market price of our common stock is greater than the exercise price of such option award.
(2)Mr. McKhann was eligible to receive a target bonus of up to 80% of his base salary in 2021 based upon the achievement of performance milestones. For performance year 2021, certain corporate performance metrics were achieved resulting in a multiplier of 163.7%, and Mr. McKhann received a pro-rated cash bonus of $491,100.
(3)Mr. Black was eligible to receive a target bonus of up to 60% of his base salary of 2021 based upon the achievement of performance milestones. For performance year 2021, certain corporate performance metrics were achieved resulting in a multiplier of 163.7%, and Mr. Black received a pro-rated cash bonus of $141,525.
(4)Mr. Molesphini was eligible to receive a target bonus of up to 40% of his base salary in 2021 based upon the achievement of performance milestones. For performance year 2021, certain corporate performance metrics were achieved resulting in a multiplier of 163.7%, and Mr. Molesphini received a cash bonus of $180,503.
(5)Ms. Cavanaugh was eligible to receive a target bonus of up to 40% of her base salary in 2021 based upon the achievement of performance milestones. For performance year 2021, certain corporate performance metrics were achieved resulting in a multiplier of 163.7%, and Ms. Cavanaugh received a cash bonus of $184,520.

(6)Amounts for 2021 include (i) life insurance coverage premiums of $177, $35, $89, $212 and $211 made on behalf of Mr. McKhann, Mr. Newton, Mr. Black, Ms. Cavanaugh, and Mr. Molesphini, respectively; (ii) health insurance premiums of $12,039, $15,790, $6,833, $5,947 and $10,512 paid on behalf of Mr. McKhann, Mr. Newton, Mr. Black, Ms. Cavanaugh, and Mr. Molesphini, respectively; (iii) disability benefits premiums of $511, $102, $256, $614 and $614 paid on behalf of Mr. McKhann, Mr. Newton, Mr. Black, Ms. Cavanaugh, and Mr. Molesphini, respectively; (iv) matching contributions to our 401(k) retirement of $9,000, $11,200 and $10,716 paid on behalf of Mr. McKhann, Ms. Cavanaugh, and Mr. Molesphini, respectively; (v) accidental death and dismemberment premiums of $75, $15, $38, $90 and $89 paid on behalf for Mr. McKhann, Mr. Newton, Mr. Black, Ms. Cavanaugh, and Mr. Molesphini, respectively; (vi) mobile device charges of $630, $127, $280, $1,361 and $1,013 paid on behalf of Mr. McKhann, Mr. Newton, Mr. Black, Ms. Cavanaugh, and Mr. Molesphini, respectively, (vii) severance of $353,633 to Mr. Newton, and (viii) payments for transition services of $106,150 to Mr. Newton.
(7)Mr. Newton departed as our Chief Executive Officer on February 28, 2021. In connection with Mr. Newton’s separation and transition services agreement, Mr. Newton’s equity awards continued to vest throughout the term of his transition service period and his exercise period for vested awards was extended which resulted in incremental fair value of $202,000 and $76,000 for the options and stock awards, respectively.
(8)Ms. Cavanaugh stepped down as our Chief Financial Officer on August 1, 2021 and subsequently resigned in January 2022.
Employment Agreements
Charles McKhann
In March 2021, Apollo entered into an employment agreement with Mr. McKhann in connection with his appointment as our Chief Executive Officer and President as well as a member of our Board. The agreement is for an unspecified term and entitled Mr. McKhann to an annual base salary of $450,000. The agreement also provides that he will be eligible to receive a target bonus equal to a percentage of his base salary upon the achievement of annual performance milestones. Pursuant to the 2021 Bonus Plan, this target bonus percentage is 80% of his base salary. Pursuant to the terms of his employment agreement, upon termination of his employment without cause or his resignation for good reason (each as defined in the agreement), Mr. McKhann will receive (i) 12 months of base salary, (ii) any earned but unpaid bonus with respect to the prior year, (iii) a pro-rated amount of Mr. McKhann’s annual bonus with respect to the year of termination, (iv) acceleration of 12 months of vesting for the unvested portion of outstanding equity awards, (v) an extension of the period during which he is permitted to exercise his vested options until the earlier of the first anniversary of his termination of employment or the effective date of a change in control, (vi) an extension of the vesting period for the performance-based restricted stock units through the date of public release of financial results for the second full fiscal quarter following Mr. McKhann’s termination and (vii) reimbursement for continued medical coverage for 12 months. If the termination occurs within three months prior to or 12 months after a change in control, Mr. McKhann will receive (i) 12 months of base salary and any earned but unpaid bonus with respect to the prior year, (ii) his initial option grant and performance-based restricted stock unit grant will vest as follows (a) 50% of the unvested units will vest in full if the deemed value of our common stock in the change in control is at least two times but less than three times the closing price of our common stock at the original grant date, (b) 100% of the units will vest in full if the deemed value is over three times such closing price, and (c) if within 24 months following the change in control, the deemed value is at least 1.5 times such closing price but less than two times such closing price, 25% of the unvested units will vest in full, and (iii) 100% of any additional equity awards will immediately vest and become exercisable and (iv) Mr. McKhann will receive 50% of his annual bonus for the year of termination.

Jeff Black
In July 2021, Apollo entered into an employment agreement with Mr. Black in connection with his appointment as our Chief Financial Officer. The agreement is for an unspecified term and entitled Mr. Black to an annual base salary of $375,000. The agreement also provides that he will be eligible to receive a target bonus equal to a percentage of his base salary upon the achievement of annual performance milestones. Pursuant to the 2021 Bonus Plan, this target bonus percentage is 60% of his base salary. Pursuant to the terms of his employment agreement, upon termination of his employment without cause or his resignation for good reason (each as defined in the agreement), Mr. Black will receive (i) 6 months of base salary, and (ii) any earned but unpaid bonus with respect to the prior year. If the termination occurs within three months prior to or 12 months after a change in control, Mr. Black will receive (i) 12 months of base salary and any earned but unpaid bonus with respect to the prior year, and reimbursement for continued medical coverage for 12 months (ii) 100% of his initial option grant and initial time-based restricted stock unit grant and any additional equity awards will immediately vest and become exercisable, (iii) his initial performance-based restricted stock unit grant will vest as follows (a) 50% of the unvested units will vest in full if the deemed value of our common stock in the change in control is at least 1.5 times such closing price but less than two times such closing price of our common stock at the original grant date, (b) 100% of the units will vest in full if the deemed value is over two times such closing price, and (iv) Mr. Black will receive an extension of the vesting period for the initial performance-based restricted stock units through the date of public release of financial results for the second full fiscal quarter following Mr. Black’s terminations.
John Molesphini
In 2018, Apollo entered into an employment agreement with Mr. Molesphini in connection with his appointment as our Executive Vice President, Operations. The agreement is for an unspecified term and entitled Mr. Molesphini to an annual base salary, which has been amended from time to time by the Board of Directors, most recently to $310,883. The agreement also provides that he will be eligible to receive a target bonus equal to a percentage of his base salary (40% for 2021) upon the achievement of annual performance milestones. Upon the occurrence of a change in control, 50% of Mr. Molesphini’s outstanding eligible equity stock awards will vest in full. If the termination occurs within three months prior to or 12 months after a change of control, 100% of Mr. Molesphini’s outstanding eligible equity stock awards will vest in full and he will receive 12 months of base salary.
Todd Newton
In 2014, Apollo entered into an employment agreement with Mr. Newton which was amended in May 2016 and May 2018. The agreement was for an unspecified term and entitled Mr. Newton to an annual base salary, which has been amended from time to time by the Board of Directors, most recently to $424,360 in 2021. The agreement also provided that he would be eligible to receive a target bonus equal to a percentage of his base salary (60% for 2021) upon the achievement of annual performance milestones.
In connection with Mr. Newton’s departure as our Chief Executive Officer and director in February 2021, he entered into a separation and release agreement and transition services agreement with us. Pursuant to such agreement, and consistent with his existing employment agreement, we agreed to: (i) pay Mr. Newton cash severance equivalent to 12 months of his current base salary and his annual bonus for 2020 under the 2020 Bonus Plan; (ii) reimburse Mr. Newton for continued medical coverage through the first anniversary of February 28, 2021 (the “Departure Date”); and (iii) permit Mr. Newton to exercise any vested options through the earlier to occur of (A) the first anniversary of the termination of the transition services agreement (described below); and (B) the effective date of a change in control. Mr. Newton’s vesting period for his stock-based awards will be further modified by the terms of the transition services agreement (as described below).
Following the Departure Date, Mr. Newton served as our consultant and entered into a transition services agreement with us, which remained in effect through August 2021. Pursuant to the terms of the agreement, Mr. Newton was paid $106,150 in monthly allotments over the six-month period. Mr. Newton’s unvested stock-based awards continued to vest during the term of the transition services agreement.

Stefanie Cavanaugh
In 2015, Apollo entered into an employment agreement with Ms. Cavanaugh, which was amended in May 2018. The agreement was for an unspecified term and entitled Ms. Cavanaugh to an annual base salary, which has been amended from time to time by the Board of Directors, most recently to $305,578. In August 2021, Ms. Cavanaugh stepped down as our Chief Financial Officer and became our Vice President, Finance, through her departure in January 2022, during which period she retained substantially the same employment terms and benefits as set forth under her original employment, except with respect to her title and position at our company. The agreement also provided that she would be eligible to receive a target bonus equal to a percentage of her base salary (40% for 2021) upon the achievement of annual performance milestones.
In connection with Ms. Cavanaugh’s departure from the Company in January 2022, we and Ms. Cavanaugh entered into a separation and release agreement. Under the separation and release agreement, the parties agreed to customary releases of claims and standard covenants relating to non-competition, non-solicitation of employees, non-disparagement and confidentiality. In exchange for Ms. Cavanaugh’s release and other obligations of the parties under the agreement, and consistent with her existing employment agreement, we agreed to: (i) pay Ms. Cavanaugh cash severance equivalent to six months of her current base salary and her annual bonus for 2021 under the 2021 Bonus Plan; and (ii) reimburse Ms. Cavanaugh for continued medical coverage through July 31, 2022.
Outstanding Equity Awards at December 31, 2021
The following table presents the outstanding equity awards held by each of our named executive officers as of December 31, 2021:

		Option Awards					Stock Awards
										Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested *
				Number of Securities Underlying Unexercised Options			Number of Shares or Units of Stock that Have not Vested	Market Value of Shares or Units of Stock that Have not Vested *
	Grant Date	Option Exercise Price ($)	Option Expiration Date
Name				Exercisable	Unexercisable
Charles McKhann	3/10/2021	5.95	3/10/2031	—	848,733	(1)	—	$—		530,458	$4,471,761	(14)
Todd Newton		—	—	—	—		—	$—		—	$—
Jeff Black	8/9/2021	8.69	8/9/2031	—	150,000	(2)	80,000	$674,400	(9)	120,000	$1,011,600	(15)
Stefanie Cavanaugh	5/19/2015	3.36	5/19/2025	37,384	—	(3)	—	$—		—	$—
	2/28/2018	6.58	2/28/2028	31,086	1,352	(4)	1,464	$12,342	(10)	—	$—
	5/7/2019	3.49	5/7/2029	20,004	10,969	(5)	9,942	$83,811	(10)	—	$—
	5/7/2020	2.08	5/7/2030	33,101	29,617	(6)	28,000	$236,040	(10)	—	$—
	3/10/2021	5.95	3/10/2031	—	16,627	(10)	14,028	$118,256	(10)	—	$—
John Molesphini	8/13/2018	7.75	8/13/2028	45,375	4,125	(7)	—	$—		—	$—
	5/7/2019	3.49	5/7/2029	20,004	10,969	(5)	9,942	$83,811	(11)	—	$—
	5/7/2020	2.08	5/7/2030	32,696	29,253	(6)	27,656	$233,140	(12)	—	$—
	3/10/2021	5.95	3/10/2031	—	16,627	(8)	14,028	$118,256	(13)	—	$—
* Amounts reflect the fair value of our common stock, based on the closing price of our shares of common stock as reported on NASDAQ on December 31, 2021, multiplied by the amount of shares shown in the column for the number of shares not yet vested.
(1)This stock option is an inducement grant under Nasdaq listing rule 5365(c)(4). Such options will vest 25% on March 10, 2022, with the remainder vesting monthly through March 2025.
(2)Stock options will vest 25% on August 9, 2022, with the remainder vesting monthly through August 2025.
(3)The shares subject to this option are fully vested.
(4)Such options vested 25% on February 28, 2019, with the remainder vesting monthly through February 2022.
(5)Such options vested 25% on May 7, 2020, with the remainder vesting monthly through May 2023.
(6)Such options vested 33% on May 7, 2021, with the remainder vesting monthly through May 2023.
(7)Such options vested 25% on August 13, 2019, with the remainder vesting monthly through August 2022.
(8)Such options will vest 25% on March 10, 2022, with the remainder vesting monthly through March 2025.
(9)80,000 awards will vest 25% annually through August 2025.

(10)Such unvested awards were cancelled in January 2022 and unexercisable options at the end of January 2022 were cancelled in January 2022 in connection with Ms. Cavanaugh’s departure.
(11)Such awards vest 25% annually through May 2023.
(12)Such awards vest 33% annually through May 2023.
(13)Such awards vest 25% annually through March 2025.
(14)These restricted stock units are an inducement grant under Nasdaq listing rule 5365(c)(4). Such awards will vest in three equal tranches upon the achievement of revenue for the trailing four quarters equal to $65 million, $80 million, and $95 million. 176,820 awards vested in 2021 for the first revenue milestone that was met.
(15)120,000 awards will vest in three equal tranches upon the achievement of revenue for the trailing four quarters equal to $70 million, $90 million, and $110 million.
Employment Benefits Plan
2006 Stock Option Plan and 2016 Equity Incentive Plan
In 2006 and 2016, we adopted the Private Apollo 2006 Stock Plan (the “2006 Plan”) and 2016 Equity Incentive Plan (the “2016 Plan”), respectively. At our 2017 annual meeting, the 2017 Equity Incentive Plan (the “2017 Plan”) was approved by our stockholders and replaced our 2016 Plan, which was the successor to the Private Apollo 2006 Stock Plan (collectively with the 2016 Equity Incentive Plan, the “Prior Plans”). Grants will no longer be made under the Prior Plans, but the Awards that remain outstanding will continue to be governed by the terms of the applicable Prior Plan and the applicable award agreement.
As of February 28, 2022, we had 123,423 options outstanding under the 2006 Plan, and 255,649 options outstanding under the 2016 Plan.
2017 Equity Incentive Plan
The 2017 Equity Incentive Plan (the “2017 Plan”) covers our employees, consultants, and nonemployee directors and provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance stock awards, performance cash awards, and other stock awards to purchase shares of our common stock. The vesting period, and expiration dates of the options granted are determined by the Board of Directors at the time of grant. The maximum term of options granted under the 2017 Plan is ten years from the date of grant. Options generally vest over a period of time, typically over not more than five years. The plan reserve will be automatically increased by 4% of the total number of shares outstanding at the prior year end for a period of ten years. Shares subject to awards granted under the 2017 Plan which expire, are repurchased, or are canceled or forfeited will again become available for issuance under the 2017 Plan. The shares available will not be reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations. Only the net number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise will be deducted from the shares available under the 2017 Plan.
As of February 28, 2022, we had 3,972,320 options and awards outstanding under the 2017 Plan and 1,322,749 shares of common stock reserved for issuance under the 2017 Plan.

Equity Compensation Plan Information
The following table provides certain information with respect to all our equity compensation plans in effect as of December 31, 2021.

Name and Principal Position	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants, and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,919,052	(1)	$4.35	(2)	799,630	(3)
Equity compensation plans not approved by stockholders	1,758,263	(4)	$6.32	(2)	—
(1)Represents shares of common stock subject to outstanding options and restricted stock units under the 2017 Plan.
(2)Represents the weighted-average exercise price of outstanding stock options and excludes restricted stock units.
(3)Represents shares of common stock remaining available for future issuance under the 2017 Plan. No shares remain available for future issuance under the 2006 Plan or the 2016 Plan. The shares of common stock available for future issuance under the 2017 Plan will automatically increase on January 1st each year by 4 percent of the total number of outstanding shares of our common stock on December 31st of the preceding fiscal year unless the Board acts prior to January 1st to provide for a lesser number.
(4)This row includes each of the Prior Plans we assumed in connection with our business combination with Lpath, Inc. in December 2016. Of these shares, as of December 31, 2021, (i) 123,423 options were issued and outstanding with a weighted-average exercise price of $2.87 per shares under the 2006 Plan and (ii) 255,649 options and restricted stock units were issued and outstanding with a weighted-average exercise price of $9.22 per share under the 2016 Plan. This row also includes the inducement grant under Nasdaq listing rule 5635(c)(4) made to Mr. McKhann. Refer to the outstanding equity awards at December 31, 2021.
2021 Bonus Plan
In March 2021, the Board approved the 2021 Bonus Plan in which the Chief Executive Officer, as well as the Chief Financial Officer and other named executive officers participate. Pursuant to the terms of the 2021 Bonus Plan, each eligible employee’s target bonus will be comprised of an amount determined based upon the achievement by the Company of financial performance targets as approved by the Board and, other than our Chief Executive Officer, an additional amount determined based upon achievement of certain individual performance objectives.
2022 Bonus Plan
In February 2022, the Board approved the 2022 Bonus Plan in which the Chief Executive Officer, as well as the Chief Financial Officer and other named executive officers participate. Pursuant to the terms of the 2022 Bonus Plan, each eligible employee’s target bonus will be comprised of an amount determined based upon the achievement by the Company of financial performance targets as approved by the Board, and other than our Chief Executive Officer, an additional amount determined based upon achievement of certain individual performance objectives.

Apollo 401(k) Plan
We have a defined contribution retirement plan in which all employees are eligible to participate. This plan is intended to qualify under Section 401(k) of the Code so that contributions by employees and by us to the plan and income earned on plan contributions are not taxable to our employees until withdrawn or distributed from the plan, and so that contributions, including employee salary deferral contributions, will be deductible by us when made. We currently provide matching contributions under this plan of 100% on the first 3% contributed by each employee and 50% on the next 2% contributed by each employee.
We also contribute to medical, disability and other standard insurance plans for our employees, including our named executive officers.
Director Compensation
We have adopted a non-employee director compensation policy, pursuant to which certain of our non-employee directors (Mr. Anderson, Mr. Barr, Mr. McClellan, Mr. McGaughy, Jr., Mr. Pacitti and Dr. Shimer), are eligible to receive compensation for service on our Board of Directors and committees of our Board of Directors as follows:
•a $35,000 annual retainer for service as a member of our Board;
•a supplemental annual retainer for the Chair of the Board and for the Chairs of each Board committee in the following amounts: $20,000 for the Chair of the Board; $15,000 for Chair of our Audit Committee; $10,000 for Chair of our Compensation Committee; and $5,000 for Chair of our Nominating and Corporate Governance Committee; and
•a supplemental annual retainer for each member of the following committees other than the Chairs, in the following amounts: $7,000 for members of our Audit Committee; $5,000 for members of our Compensation Committee and $3,000 for members of the Nominating & Corporate Governance Committee.
•an initial grant of either restricted stock units or options to purchase a number of shares of common stock having an aggregate value of $55,000 to each non-employee director, in each case upon election to our Board and, unless otherwise determined by the Board, the shares will vest on the one-year anniversary of the grant date; and
•an annual grant of either restricted stock units or options to purchase a number of shares of common stock having an aggregate value of $55,000 to each current non-employee director subject to this policy and, unless otherwise determined by the Board, the shares will vest on the one-year anniversary of the grant date.

Director Compensation Table
The following table sets forth compensation earned and paid to each Apollo non-employee director for service as a director during 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (7)	Option Awards ($) (7)	All other compensation ($)	Total ($)
Rick Anderson (1)	40,000	34,448	31,996	—	106,444
John Barr (2)	65,000	34,448	31,996	—	131,444
William D. McClellan, Jr. (3)	50,000	34,448	31,996	—	116,444
R. Kent McGaughy, Jr (4)	11,750	—	—	—	11,750
David C. Pacitti (5)	38,000	34,448	31,996	—	104,444
Bruce Robertson, Ph.D. (6)	—	—	—	—	—
Julie Shimer, Ph.D. (7)	45,000	34,448	31,996	—	111,444
(1)Pursuant to our non-employee director compensation policy, Mr. Anderson receives a $35,000 annual retainer for services as a member of our Board and $5,000 supplemental retainer as Chairman of our Nominating and Corporate Governance Committee.
(2)Pursuant to our non-employee director compensation policy, Mr. Barr receives a $35,000 annual retainer for services as a member of our Board, $20,000 supplemental retainer as Chairman of the Board, $3,000 for being a member of our Nominating and Corporate Governance Committee, and $7,000 for being a member of our Audit Committee. As of December 31, 2021, Mr. Barr had 51,124 options outstanding, of which 45,853 were exercisable, and 3,888 restricted stock units outstanding.
(3)Pursuant to our non-employee director compensation policy, Mr. McClellan receives a $35,000 annual retainer for services as a member of our Board and $15,000 supplemental retainer as Chairman of our Audit Committee. As of December 31, 2021, Mr. McClellan had 66,382 options outstanding, of which 61,111 were exercisable, and 3,888 restricted stock units outstanding.
(4)Pursuant to our non-employee director compensation policy, Mr. McGaughy, Jr. receives a $35,000 annual retainer for services as a member of our Board, $7,000 for being a member of our Audit Committee, and $5,000 for being a member of our Compensation Committee. Mr. McGaughy, Jr.’s 2021 cash compensation, which began in October 2021, consists of prorated fees for 2021.
(5)Pursuant to our non-employee director compensation policy, Mr. Pacitti receives a $35,000 annual retainer for services as a member of our Board and $3,000 for being a member of the Nominating and Corporate Governance Committee. As of December 31, 2021, Mr. Pacitti had 64,710 options outstanding, of which 59,439 were exercisable, and 3,888 restricted stock units outstanding.
(6)Dr. Robertson resigned from the Board in February 2022.
(7)Pursuant to our non-employee director compensation policy, Dr. Shimer receives a $35,000 annual retainer for services as a member of our Board and $10,000 supplemental retainer as Chairwoman of our Compensation Committee. As of December 31, 2021, Dr. Shimer had 57,965 options outstanding, of which 52,694 were exercisable, and 3,888 restricted stock units outstanding.
(8)Amounts shown in this column do not reflect dollar amounts actually received by our directors. Instead, these amounts reflect the aggregate grant date fair value of each stock award or stock option granted computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect the accounting cost for these equity awards and do not reflect the actual economic value that may be realized by the applicable directors. Our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options. Such awards will vest 100% on June 17, 2022.

TRANSACTIONS WITH RELATED PERSONS
Described below are all transactions occurring since January 1, 2020 and all currently proposed transactions to which either we were a party and in which (i) the amounts involved exceeded or will exceed $120,000, and (ii) a director, executive officer, holder of more than 5% of our outstanding common stock, or any member of such person’s immediate family had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation.” We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions with unrelated third parties.
Common Stock and Pre-Funded Warrant Financing
In July 2020, we issued and sold (i) 2,480,000 shares of our common stock at a purchase price of $1.25 per share and (ii) pre-funded warrants to purchase up to 17,520,000 shares of common stock at a purchase price of $1.249 per warrant to accredited investors for aggregate net proceeds of $23.4 million after placement agent fees and deducting expenses. We issued and sold the shares and the pre-funded warrants in reliance on the exemption from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder.
The pre-funded warrants are immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full, subject to certain beneficial ownership limitations. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends or distributions, stock splits, reclassifications, reorganizations or similar events affecting our common stock or the exercise price per share.
The following table summarizes the shares of common stock and pre-funded warrants issued to holders of more than five percent of our capital stock.

Name of Holder	Pre-Funded Warrants to Purchase Shares of Common Stock	Shares of Common Stock
Entities affiliated with CPMG, Inc. (1)	—	1,780,000
Stonepine Capital, L.P.	2,400,000	—
Entities affiliated with Nantahala Capital Management, LLC	11,200,000	—
Entities and persons affiliated with Neil Gagnon	400,000	400,000
Laurence Lytton	3,520,000	—
(1) R. Kent McGaughy, Jr., a managing director of CPMG, Inc., is a member of our Board.
October 2021 Public Offering
In October 2021, we completed a registered public offering of our common stock pursuant to which we issued and sold 9,660,000 shares at a public offering price of $7.75 per share for aggregate proceeds of $74.9 million. The following table summarizes the number of shares of common stock purchased in our registered public offering by holders of more than five percent of our common stock.

Name of Holder	Shares of Common Stock
Entities affiliated with Nantahala Capital Management, LLC	1,000,000
Entities affiliated with CPMG, Inc. (1)	683,871
Stonepine Capital, L.P.	400,000
(1) R. Kent McGaughy, Jr., a managing director of CPMG, Inc., is a member of our Board.

Indemnification
We provide indemnification to our directors and officers so that they will be free from undue concern about personal liability in connection with their service to us. Under our Amended and Restated Bylaws and Certificate of Incorporation, we are required to indemnify our directors and officers to the extent not prohibited under Delaware or other applicable law. We have also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Apollo, and otherwise to the fullest extent permitted under Delaware law and our Amended and Restated Bylaws and Certificate of Incorporation.
Related Person Transactions Policy and Procedures
We have adopted a written Related Person Transactions and SEC Compliance Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related persons transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to our Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of our Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits of the transaction to us and whether any alternative transactions were available. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee determines in the good faith exercise of its discretion.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2021, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with except one Form 3 was filed late on behalf of Mr. McKhann on March 12, 2021.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Apollo stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Apollo. Direct your written request to Apollo Endosurgery, Inc. 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746, Attention: Investor Relations or Secretary, at (512) 279-5100. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS
The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with his or her best judgment.
By Order of the Board of Directors

/s/ Jeffrey Black
Jeffrey Black
Secretary
Austin, Texas
April 25, 2022
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2021 is available without charge upon written request to: Corporate Secretary, Apollo Endosurgery, Inc., 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746.

apollo endosurgery

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

	INTERNET Go To: **www.proxypush.com/APEN** • Cast your vote online • **Have your Proxy Card ready** • Follow the simple instructions to record your vote
	PHONE Call **1-866-230-6432** • Use any touch-tone telephone • **Have your Proxy Card ready** • Follow the simple recorded instructions
	MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

Apollo Endosurgery, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 20, 2022

TIME: Tuesday, June 14, 2022 9:00 AM, Central Daylight Time
PLACE: Building 1, Suite 300, 1120 South Capital of Texas Highway
Austin, TX 78746

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Charles McKhann and Jeffrey Black, as proxies, and each or either of them, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Apollo Endosurgery, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Apollo Endosurgery, Inc.

Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR EACH OF THE NOMINEES FOR PROPOSAL 1 AND **FOR** PROPOSAL 2

PROPOSAL	FOR	AGAINST	ABSTAIN	BOARD OF DIRECTORS RECOMMENDS
1. Election of Directors				
1.01 R. Kent McGaughy, Jr.	☐	☐	☐	**FOR**
1.02 Jeannette Bankes	☐	☐	☐	**FOR**
2. To ratify the selection by our Audit Committee of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐	**FOR**
3. To conduct any other business properly brought before the meeting.				

☐ **Check here if you would like to attend the meeting in person.**

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) ____________ Date ____________ Signature (if held jointly) ____________ Date ____________